Exhibit 5(vi) under Form N-1A
                                              Exhibit 10 under Item 601/Reg. S-K


                                    EXHIBIT I
                                     to the
                          Investment Advisory Contract
                         INDEPENDENCE ONE SMALL CAP FUND



      For all services rendered by Adviser hereunder, the Trust shall pay to Adviser and Adviser agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to 0.50% of the average daily net assets of the Fund.

      The fee shall be accrued daily at the rate of 1/365th of 0.50% applied to the daily net assets of the Fund.

      The advisory fee so accrued shall be paid to Adviser daily.

      Witness the due execution hereof this 4th day of March, 1998.


                                    MICHIGAN NATIONAL BANK



                                    By:  /s/ Robert J. Stapleton
                                    Name:  Robert J. Stapleton
                                    Title:  Senior Vice President



                                    INDEPENDENCE ONE MUTUAL FUNDS



                                    By:  /s/ Edward C. Gonzales
                                    Name:  Edward C. Gonzales
                                    Title:  President